Exhibit (p)(23)

Code of Ethics

INCLUDING PERSONAL TRADING POLICIES AND COMPLIANCE PROCEDURES, INSIDER TRADING AND CONFIDENTIAL INFORMATION POLICIES

OSTERWEIS CAPITAL MANAGEMENT, INC.

OSTERWEIS CAPITAL MANAGEMENT, LLC

Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC (together, “OCM” or the “Company”), are each registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”).

OCM has adopted the policies and procedures set forth in this Code of Ethics (the “Code”) which govern the activities of each officer, director, employee, shareholder and member of OCM (collectively, the “Employees”)*.

Purpose of the Code

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that OCM requires of its Employees, requires Employees to comply with applicable federal securities laws,1 and sets forth provisions regarding personal securities transactions by Employees.

Under Rule 204A of the Advisers Act, OCM must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, OCM and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading). In addition, OCM and each of its Employees has a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to OCM or such Employees by its clients. Finally, because OCM and each of its Employees is a fiduciary to OCM’s clients, OCM and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts between the interests of OCM or such Employees and the interests of OCM’s clients.

*
Warren Hellman and Tully Friedman are directors of OCM that are not involved in the day-to-day operations of OCM and, in the ordinary course of business, do not have knowledge of securities that are being purchased, sold or held by OCM on behalf of its clients. These directors are considered to be “Independent Directors” and are not subject to certain provisions of this Code.

1
“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC of the Department of the Treasury.

To ensure that Insider Trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, OCM has adopted the policies and procedures set forth in this Code. The policies and procedures set forth herein are intended to articulate OCM’s policies, educate Employees about the issues and OCM’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that OCM satisfies its obligations in this area. By doing so, OCM hopes that the high ethical standards and reputation of OCM are maintained.

In addition, Rule 17j-1 of the Investment Company Act requires that every investment adviser to an investment company adopt a written code of ethics. Because OCM is the investment adviser to The Osterweis Fund and The Osterweis Strategic Income Fund, each a series of Professionally Managed Portfolios (“PMP”), a registered investment company, OCM has adopted such requirements in this Code. OCM is required to report to the Board of Trustees of PMP regarding any material compliance violations of this Code by Access Persons (as defined below).

As a fiduciary to OCM’s clients, each Employee must avoid actual and apparent conflicts of interest with OCM’s clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner  that is advantageous to such personal accounts. In addition, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of OCM’s clients. If so, OCM’s employees are first obligated to make such limited opportunity available to OCM’s clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a “Security Held or to be Acquired” (defined below) by an OCM client, including the Reportable Funds, may not:

a)	Employ any device, scheme or artifice to defraud the Reportable Funds or OCM’s clients;

b)
Make any untrue statement of a material fact to the Reportable Funds or OCM’s clients or omit to state a material fact necessary in order to make the statements made to the Reportable Funds, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Reportable Funds or OCM’s clients; or

d)	Engage in any manipulative practice with respect to the Reportable Funds or OCM’s clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer. In the absence of the Chief Compliance Officer, the Chief Operating Officer acts as the alternate Chief Compliance Officer.

I. Definitions

For purposes of this Code:

“Access Person” means any Employee who, in connection which his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities by a Reportable Fund, or whose function relates to the making of any recommendations with respect to such purchases or sales. At the present time, OCM applies the Access Person designation to all Employees rather than attempting to distinguish only those who technically meet this definition. All Access Persons of the Reportable Funds (i.e. all OCM Employees) are listed on Exhibit 1.

“Automated investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. However, any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Confidential information” means any non-public information concerning OCM’s activities or developed by OCM or received by OCM under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples of confidential information include stocks recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

“Exempt ETF” means an Exchange Traded Fund that seeks to track a major market or commodity index. Determination as to whether an Exchange Traded Fund is an Exempt ETF is somewhat subjective but Employees may rely on the following guidance: Any ETF which seeks to track the performance (or multiple or inverse performance) of a major US market or index (for example but without limitation: the Nasdaq-100, DJIA, S&P (100, 250, midcap-400 or 500), any non-US market or any major commodity market (US or non-US), shall generally be considered an Exempt ETF.

“Fund” means an investment company registered under the Investment Company Act.

“Independent Directors” means Warren Hellman and Tully Friedman, directors of OCM.

“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Insider information” means material, nonpublic information (i.e. information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be insider information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until it is available to investors generally.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or pursuant to Rule 504, 505 or 506. This generally includes all private placements, limited partnerships (including hedge funds) and any other non-public stock or warrants.

“Option” means a contract whereby one party (the buyer) has the right, but not the obligation, to exercise a feature of the contract (the option) on or before a future date (the exercise date or expiry). The other party (the seller) has the obligation to honor the specified feature of the contract.

“Personal Account” means any securities and futures account of an Employee for which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for OCM clients, except those clients who fall within the list below). An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the Chief Compliance Officer agree otherwise in writing: (i) an Employee of OCM; (ii) the spouse of an Employee; (iii) any child under the age of 21 of an Employee, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v) any other account in which the Employee has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a material beneficial interest).

“Publicly Traded Securities” are any equity or debt instruments traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, index stock or bond group options that include such equity or debt instrument, futures contracts on stock or bond groups that include such equity or debt instrument, and any option on such futures contracts. Publicly Traded Securities also includes securities traded on foreign security exchanges, shares of registered closed-end investment companies (other than Exempt ETFs (see definition above), unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities. The following are not considered Publicly Traded Securities for the purpose of this Code: Securities issued by open-end Funds (other than Reportable Funds), Exempt ETFs, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution, such as bankers’ acceptances and certificates of deposit, commercial paper and other high-quality short-term debt instruments, and U.S. and foreign currency (collectively, “Non-covered Securities”).

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means (i) any fund for which OCM serves as investment adviser or sub- adviser or (ii) any fund whose investment adviser or principal underwriter controls OCM, is controlled by OCM, or is under common control with OCM. Currently, The Osterweis Fund and The Osterweis Strategic Income Fund are the only Reportable Funds.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act,2 except that it does not include:

a)	direct obligations of the Government of the United States;

b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

c)	shares issued by money market funds;

d)	shares issued by open-end funds other than Reportable Funds;

e)	shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Reportable Funds;

f)	personal loans (i.e. private investments not evidenced by any transferable Security); or

g)	real property.

“Security Held or to be Acquired” includes: (i) any Reportable Security which, within the most recent 15 days: (a) is or has been held by the Reportable Funds; or (b) is being or has been considered by the Reportable Funds or OCM for purchase by the Reportable Funds; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security described in paragraphs (a) or (b) above.

II. Insider Trading

It is unlawful to engage in “Insider Trading.”  This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Although the Insider Trading prohibitions extend to the activities of its Employees, OCM does not have an investment banking division or affiliate and it is anticipated that Employees will not routinely receive “insider information.”  However, in order to educate OCM’s Employees, more information describing “Insider Trading” is set forth below, and the penalties for trading using such insider information are also described below. In the event an OCM Employee comes into possession of insider information, compliance procedures regarding the use and treatment of the information are set forth below.

2	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

A.	Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning Insider Trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Who is an Insider?

The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider. Similarly, any OCM employee could be deemed a temporary insider if he or she comes into possession of material non-public information about a publicly traded entity.

What is Material Information?

Trading on the basis of insider information is not a basis for liability unless the information is “material.”  Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to; dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.

What is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a security is made “on the basis of material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

B.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	jail sentences;

•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

•
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by OCM, including dismissal of the persons involved.

C.	Policy Statement Regarding Insider Trading

OCM expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, OCM discourages its Employees from seeking or knowingly obtaining material, nonpublic information. It is also preferable for OCM Employees to refrain from serving as an officer or director of any company that issues publicly traded securities if such an opportunity arises. Service by an OCM Employee in such outside positions is subject to prior written approval by OCM. Such approval may be conditioned on the Employee’s adherence to additional procedures.

D.	Procedures to Prevent Insider Trading

As indicated above, because OCM does not have an investment banking division or affiliate and because OCM does not currently have any Employees serving as officers or directors of any company having publicly traded securities, OCM does not anticipate that its Employees will routinely be in receipt of material, nonpublic information. From time to time, however, an Employee may receive such information. If any Employee receives information which may constitute nonpublic information material to publicly traded securities, the Employee (i) should not buy or sell such securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, (ii) should not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should information that may constitute material, nonpublic information be shared with any persons not employed by OCM, including family members and friends.

It is good practice for each Employee who routinely contacts issuers or analysts to identify him- or herself as being associated with OCM, an investment management firm.

III. Other Confidential Information

Certain information obtained by OCM that does not constitute “insider” information still constitutes confidential information that must be protected by OCM and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below as well as in OCM’s Privacy Policy.

A.	Confidential Information Defined

As noted above, even if OCM and its Employees do not receive material, nonpublic information (i.e., “insider information”), such persons may receive other confidential or sensitive information from or about OCM’s clients and will receive confidential or proprietary information about OCM’s affairs. Confidential Information may be in written, audio, video or computer readable form, or may be received through conversations in which an Employee is a party or has overheard. Such Confidential Information may include, among other things, information entrusted to OCM by a client, including his or her name and related financial information, the names of securities OCM intends to buy or sell, and new product information or business plans. In general, any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of OCM or (ii) embarrass or harm a client or OCM should be considered Confidential Information.

Given the breadth of the above, all information that an Employee obtains through OCM during the normal course of his or her duties should be considered confidential unless the Employee knows that information is specifically available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the performance of the Employee’s duties with OCM. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a personal or proprietary account.

C.	Procedures Regarding Use and Treatment of Confidential Information

Employees of OCM have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information, OCM adopted a Consumer and Customer Privacy Policy Statement and Compliance Procedures (the “Privacy Policies and Procedures”). Generally, the Privacy Policies and Procedures require the following:

•
Precautions must be taken to avoid storing Confidential Information in plain view in public areas of OCM’s facilities, including the reception areas, conference rooms and kitchens, and employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

•	Visitors must be escorted in and out of the office by OCM employees.

•	Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

•
Under no circumstances may Confidential Information be shared with any person, including any spouse or other family member, who is not an employee of OCM and who does not have a reason relating to such employee’s responsibilities within OCM to know that information.

IV. Conflicts of Interest Involving Personal Trading

A.	Fiduciary Duty to Avoid Conflicts of Interest Between OCM Client and Personal Trading

As noted above, because OCM and each of its Employees is a fiduciary to OCM’s clients, such persons must avoid actual and apparent conflicts of interest with OCM’s clients. Clients’ interest have precedence over the personal interests of OCM and its Employees. If a potential conflict arises, OCM and the Employee must resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise when both an Employee and OCM, on behalf of a client, engage in a transaction involving the same security. In such cases, transactions for client accounts must be given precedence over transactions in Employees’ personal accounts.

Conflicts of interest may arise when an Employee becomes aware of limited investment opportunities, such as private placements, Initial Public Offerings, limited partnerships or any other non-public stock or warrant. Because of the inherent potential for conflict, such investment opportunities demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

B.	Personal Account Exemptions

If an Employee certifies in writing that (a) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (b) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Chief Compliance Officer may, in his or her discretion, determine that such an account is not subject to the Code.

Similarly, if an Employee certifies in writing that trading in an account in which he has direct or indirect beneficial ownership is handled by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Compliance Officer, may determine that such account is not subject to the pre-clearance requirements of the Code set out below. Written verification from the third party involved in the management of the account may also be required in certain circumstances. Securities held or traded in an excepted account are nonetheless required to be included in the Employee’s initial, annual and quarterly reports unless otherwise agreed upon in writing by the Chief Compliance Officer. Any actual or apparent conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to all of the provisions of the Code.

C.	Policy Statement Regarding Trading For Personal Accounts

OCM recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics. Consequently, OCM requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between OCM Employees and OCM’s clients. To this end, OCM has adopted the procedures set forth below.

D.	Procedures Regarding Trading For Personal Accounts

OCM requires pre-clearance of all volitional purchases and sales of all Publicly Traded Securities (other than Reportable Funds) and Limited Offerings that are or would be beneficially owned by OCM’s Employees, except the Independent Directors. This pre-clearance is intended to protect both OCM and its Employees from even the appearance of impropriety with respect to any transactions in an Employee’s Personal Account.

If you have any doubt as to whether the pre-clearance requirement applies to a particular security, please check with the Chief Compliance Officer before entering into that transaction.

The pre-clearance requirement is satisfied by completing the appropriate pre-clearance form. The Personal Trade Pre-Clearance Form (Exhibit 2.1) is to be used in most cases, with the exception of investments in Limited Offerings and Initial Public Offerings (“IPOs”), which require completion of the Limited Investment Opportunity Pre-Clearance Form (Exhibit 2.2). OCM will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or appropriate business purposes, and employees must do the same with respect to approvals or denials of any request for pre-clearance.

Employees are encouraged to make and retain a copy of each approved pre-clearance form for their own personal records.

Employees may delegate the pre-clearing of their personal trades to other staff, but must personally sign the forms either before approval or as soon thereafter as practicable.

Employees should know that pre-clearance is not automatically granted for every trade. Trades for Personal Accounts preferably should be consistent with recommendations and actions that OCM has taken on behalf of its clients. Transactions in complex derivatives whose underlying securities are held in client accounts will generally not be approved.

Process for Pre-Clearance of Publicly Traded Securities (Exhibit 2.1): As part of the pre-clearance process, each Employee, other than the Independent Directors, wishing to buy or sell a Publicly Traded Security for a Personal Account must confirm that he or she is not in receipt of any material nonpublic information (i.e., “insider information”) concerning the security or its issuer.

Approval of a trade in a Personal Account means that, to the best of an OCM’s knowledge:

•	The security is not currently held in any OCM client account (ignoring unmanaged positions).

-or-

•
The security may be held in one or more client account(s) but OCM has not traded the security for clients that day, has no intent to trade the security for clients in the immediate future and the requested trade is unlikely to create any material conflict with clients’ interests.

Completed Personal Trade Pre-Clearance Forms should be delivered directly to the Compliance department by the Employee.

Watchlist: OCM’s Compliance Department maintains a “Watchlist” containing the names of all equity securities currently held or under consideration for purchase in OCM managed client accounts. Employee trades in such securities are subject to additional preclearance requirements as well as a 60-day minimum holding period (described below). During the pre-clearance process for Publicly Traded Securities, the Compliance department will inform the Employee if a security they wish to pre-clear is currently held on a discretionary basis in client accounts. If so, the Employee is responsible for obtaining additional approvals from the Trading and Portfolio Management staff responsible for investment decisions regarding that particular security. These approvals (if granted) shall be evidenced by signatures on the pre-clearance form (see Exhibit 2.1). In general, Compliance staff will withhold their approval if the security is only on the Watchlist because it is under consideration for purchase, the Trader will withhold their approval if trade orders for the security have been executed that day or remain open at the time of the request, and the Portfolio Manager and Portfolio Assistant will each withhold their approvals if, based on information currently available, he or she is aware of any intent to trade the security for clients in the immediate future or if he or she believes the trade creates a material conflict with clients’ interests.

Minimum Holding Period: Employee-owned securities that are on OCM’s Watchlist may not be sold within 60 days of being purchased by the Employee without specific approval from OCM’s Chief Compliance Officer. It is the duty of the Employee to verify that they have satisfied this requirement prior to pre-clearing a sell of a Watchlist security. Furthermore, OCM employees are encouraged to avoid, under normal circumstances, any short-term trading in their Personal Accounts as this may create additional conflicts of interest with employment at OCM.

Process for Pre-Clearance of Limited Investment Opportunities (Exhibit 2.2): As discussed above, when an Employee intends to effect a transaction that is a Limited Offering (e.g., a private placement, limited partnership (including hedge funds) or any other non-public stock or warrant) or an IPO (each, a “Limited Investment Opportunity”), the Employee must consider whether or not the planned investment is one that is appropriate for any of OCM’s clients. Generally, OCM employs a risk-averse investment strategy that would not include most Limited Investment Opportunities. However, if the clients’ account investment strategy and restrictions do not prohibit the acquisition of the security, the Limited Investment Opportunity may be an appropriate investment for the client. Therefore, the Employee must complete the Limited Investment Opportunity Pre- Clearance Form and, through the Form, bring the Limited Investment Opportunity to the attention of the President, to allow him to determine if the Limited Investment Opportunity should be offered to OCM’s clients. In the President’s absence, the Limited Investment Opportunity should be brought to the attention of an appropriate member of the Compliance Committee or the Chief Compliance Officer. Employees should be aware that completion of the Limited Investment Opportunity Pre-Clearance Form serves as confirmation that the Employee has considered the interests of OCM’s clients. The completed Limited Investment Opportunity Form, with appropriate signatures, shall be submitted to the Trading Room or Compliance department prior to executing an investment in a Limited Offering or IPO.

Execution of Trades: The Personal Trade Pre-Clearance process must be completed on the day the Employee intends to initiate a transaction and the trade must be executed on that day. If for some reason an Employee cannot initiate trade instructions on that date, or the trade cannot be executed on that date, a new form must be completed and the appropriate authorization must be obtained on the day the Employee next proposes to initiate the trade. The date on which the Limited Investment Opportunity Form is completed will generally be considered to be the trade date. However, in many cases, the trade date may not have been established by the issuer or seller of the Limited Offering or IPO at the time the trade is initiated. The Employee should then indicate that the trade date will be the date on which the seller or issuer finalizes the trade. As long as the Limited Investment Opportunity Form is completed within 15 days prior to the closing date of the transaction, the Employee will be considered to be in compliance with this Code. This is also the case in the event that an Employee is the seller of a security originally purchased by such Employee in a Limited Investment Opportunity such as a Limited Offering.

E.	Exceptions to the Pre-clearance Requirements

In addition to investments in Non-covered Securities and Reportable Funds, the following types of investments are not required to be pre-cleared, however, it should be noted that all of the transactions below are not exempt from the periodic reporting requirements discussed below.

Non-Volitional Transactions: The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction. For example, if a security owned by an Employee is called by the issuer of that security, the resulting transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if a written option is exercised against an Employee, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. In the event the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. All non-volitional transactions are required to be reported on the Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

Automated Investment Plans: Purchases that are part of an established periodic automated investment plan do not have to be pre-cleared, but participation of the plan should be pre-cleared prior to the first purchase. In the event an Employee’s spouse participates in such a plan at his or her place of employment, the Employee must pre-clear participation in the plan upon commencement of employment at OCM, or upon the spouse’s commencement of participation in the plan. Investments made through an automated investment plan must be reported on an Employee’s Quarterly Transaction Report and on his or her Annual Holdings Report.

Tender Offers: Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, preclearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (OCM may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.) In either case, tender offers must be reported on an Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

F.	Reports of Personal Transactions (for All Reportable Securities)

Submission of Reports: In order for OCM to monitor compliance with this Code, each Employee shall submit, or shall cause to be submitted, to the Chief Compliance Officer the following reports:

Notification of Personal Accounts: Each Employee shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit 3 within 10 days of becoming an Employee and the information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person becoming an Employee. The Initial Holdings Report includes all Reportable Securities, including Limited Offerings, the Employee had any beneficial ownership of upon commencement of employment by OCM. The Initial Holdings Report must contain, at a minimum, the following information:

1.	The name of the Reportable Security and type of security.

2.	As applicable, the ticker symbol or CUSIP number.

3.	As applicable, the number of shares or principal amount of each Reportable Security.

4.	The name of any broker, dealer, bank or Reportable Fund’s transfer agent at which the Employee maintains an account in which any Reportable Securities are held.

5.	The employee’s signature and the date the Initial Holdings Report is being submitted.

Duplicate Confirmations and Account Statements: Each Employee shall authorize the brokerage firm or other firm where such Employee’s Personal Accounts are maintained to send to the Chief Compliance Officer duplicate confirmations of all transactions in all Reportable Securities effected for such Employee’s Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit 4.

In addition, each Employee shall cause all of his or her brokers or other custodians to submit at least quarterly account statements for each of his or her Personal Accounts to OCM. The account statements shall be sent directly by the broker or other custodian to the Chief Compliance Officer regardless of whether any trading activity took place in the Personal Account during the quarter.

Quarterly Transaction Reports: Each Employee must submit Quarterly Transactions Reports attached as Exhibit 5 within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities. The Quarterly Transaction Reports must contain, at a minimum, the following information:

1.	The trade date of the transaction and the name of the Reportable Security.

2.	As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

3.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

4.	The price of the Reportable Security at which the transaction was effected.

5.	The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected, as applicable.

6.	The signature of the Employee and the date the report is being submitted.

If an Employee’s outside activity and brokerage report statement should become inaccurate or incomplete at any time, such Employee shall promptly submit to the Chief Compliance Officer a report correcting all inaccurate or incomplete information.

Annual Holdings Report: Each Employee shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit 6. The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date of the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

Review and Retention of Reports: The Chief Compliance Officer, or his designee, shall compare the transactions reported against the Pre-approval Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of OCM’s policies or of the applicable securities laws took place. If any discrepancies between trade confirmations and Pre-approval Forms are identified, the Chief Compliance Officer or his designee shall promptly contact such Employee to resolve the discrepancy. Upon discovering a violation of these procedures, OCM may impose such sanctions as it deems appropriate, including a letter of censure or suspension, or termination of the employment of the violator. Where a violation of procedures affects a client account, OCM may require the trade to be unwound and any profits disgorged or compensation made to the client account insofar as warranted by the facts and circumstances surrounding the violation. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of any investment company client of OCM if the violation involved the securities owned by such investment company client. OCM shall retain all documents required to be submitted by Employees under this provision, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act, as amended, and the rules thereunder. The Chief Compliance Officer’s Personal Account reports shall be reviewed by the Chief Operations Officer or, in her absence, another member of the Compliance Committee.

V. Conclusion

A.	Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code. Any violations of such policies and procedures may result in serious sanctions, including dismissal from OCM.

B.	Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated to all Employees, and each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit 7 that he or she has received and agrees to follow the Code. Each Employee will also be asked to certify to the receipt of any amendments to the Code as such amendments are be made from time to time.

C.	Reports to Board of the Reportable Funds

On at least an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information for review by Board of the Reportable Funds. On an annual basis, OCM shall certify to Board of the Reportable Funds that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics. Typically, the timing and format of all such reports shall be subject to the discretion of the Board of the Reportable Funds.

D.	Questions

Any questions regarding OCM’s policies or procedures with respect to this Code should be referred to the Chief Compliance Officer.